Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-217596

PRICING TERM SHEET

Dated March 6, 2018

CVS HEALTH CORPORATION

Issuer:	CVS Health Corporation

Description of Securities:

$1,000,000,000 Floating Rate Notes due 2020 (“2020 Floating Rate Notes”)

$1,000,000,000 Floating Rate Notes due 2021 (“2021 Floating Rate Notes” and, together with the 2020 Floating Rate Notes, the “Floating Rate Notes”)

$2,000,000,000 3.125% Senior Notes due 2020 (“2020 Notes”)

$3,000,000,000 3.350% Senior Notes due 2021 (“2021 Notes”)

$6,000,000,000 3.700% Senior Notes due 2023 (“2023 Notes”)

$5,000,000,000 4.100% Senior Notes due 2025 (“2025 Notes”)

$9,000,000,000 4.300% Senior Notes due 2028 (“2028 Notes”)

$5,000,000,000 4.780% Senior Notes due 2038 (“2038 Notes”)

$8,000,000,000 5.050% Senior Notes due 2048 (“2048 Notes” and, together with the 2020 Notes, 2021 Notes, 2023 Notes, 2025 Notes, 2028 Notes and 2038 Notes, the “Fixed Rate Notes”) (the Fixed Rate Notes, together with the Floating Rate Notes, the “Notes”)

Settlement Date:	March 9, 2018 (T+3)

Maturity Date:

March 9, 2020 for the 2020 Floating Rate Notes

March 9, 2021 for the 2021 Floating Rate Notes

March 9, 2020 for the 2020 Notes
March 9, 2021 for the 2021 Notes

March 9, 2023 for the 2023 Notes

March 25, 2025 for the 2025 Notes

March 25, 2028 for the 2028 Notes

March 25, 2038 for the 2038 Notes

March 25, 2048 for the 2048 Notes

Issue Price:

100.000% of principal amount for the 2020 Floating Rate Notes

100.000% of principal amount for the 2021 Floating Rate Notes

99.952% of principal amount for the 2020 Notes

99.949% of principal amount for the 2021 Notes

99.104% of principal amount for the 2023 Notes

99.021% of principal amount for the 2025 Notes

98.594% of principal amount for the 2028 Notes

98.014% of principal amount for the 2038 Notes

99.430% of principal amount for the 2048 Notes

Coupon for Fixed Rate Notes:	3.125% for the 2020 Notes 3.350% for the 2021 Notes 3.700% for the 2023 Notes 4.100% for the 2025 Notes 4.300% for the 2028 Notes 4.780% for the 2038 Notes 5.050% for the 2048 Notes

Benchmark Treasury for Fixed Rate Notes:

2020 Notes: 2.250% UST due February 29, 2020
2021 Notes: 2.250% UST due February 15, 2021
2023 Notes: 2.625% UST due February 28, 2023

2025 Notes: 2.750% UST due February 28, 2025

2028 Notes: 2.750% UST due February 15, 2028

2038 Notes: 2.750% UST due November 15, 2047

2048 Notes: 2.750% UST due November 15, 2047

Benchmark Treasury Price and Yield for Fixed Rate Notes:	2020 Notes: 100-00; 2.250% 2021 Notes: 99-16 3⁄4; 2.418% 2023 Notes: 99-28+; 2.649% 2025 Notes: 99-19+; 2.812% 2028 Notes: 98-29+; 2.875% 2038 Notes: 92-18; 3.137% 2048 Notes: 92-18; 3.137%

Spread to Benchmark Treasury for Fixed Rate Notes:

2020 Notes: +90 basis points (0.900%)

2021 Notes: +95 basis points (0.950%)

2023 Notes: +125 basis points (1.250%)

2025 Notes: +145 basis points (1.450%)

2028 Notes: +160 basis points (1.600%)

2038 Notes: +180 basis points (1.800%)

2048 Notes: +195 basis points (1.950%)

Yield to Maturity for Fixed Rate Notes:	2020 Notes: 3.150% 2021 Notes: 3.368% 2023 Notes: 3.899% 2025 Notes: 4.262% 2028 Notes: 4.475% 2038 Notes: 4.937% 2048 Notes: 5.087%

Interest Payment Dates for Fixed Rate Notes:

2020 Notes, 2021 Notes and 2023 Notes: Semiannually on March 9 and September 9, commencing on September 9, 2018.

2025 Notes, 2028 Notes, 2038 Notes and 2048 Notes: Semiannually on March 25 and September 25, commencing on September 25, 2018.

Record Dates for Fixed Rate Notes:	2020 Notes, 2021 Notes and 2023 Notes: February 22 and August 25 2025 Notes, 2028 Notes, 2038 Notes and 2048 Notes: March 10 and September 10

Interest Rate Basis for Floating Rate Notes:	Three-month LIBOR

Base Rate Spread for Floating Rate Notes:	2020 Floating Rate Notes: 63 basis points. 2021 Floating Rate Notes: 72 basis points.

Interest Payment and Reset Dates for Floating Rate Notes:	Quarterly on March 9, June 9, September 9 and December 9, commencing on June 9, 2018; provided that if any interest reset date and interest payment date is not a LIBOR business day (as defined in the Preliminary Prospectus Supplement dated March 6, 2018 (the “Preliminary Prospectus Supplement”)), such interest reset date and interest payment date will be the next succeeding LIBOR business day, unless the next succeeding LIBOR business day is in the next succeeding calendar month, in which case such interest reset date and interest payment date will be the immediately preceding LIBOR business day.

Interest Determination Dates for Floating Rate Notes:	Two London business days prior to each interest reset date, except the interest rate for the initial interest period will be determined on March 7, 2018.

Record Date for Floating Rate Notes:	February 22, May 25, August 25 and November 24

Optional Redemption Provisions:

2020 Floating Rate Notes: None.

2021 Floating Rate Notes: None.

2020 Notes: Make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 15 basis points.

2021 Notes: Make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 15 basis points.

2023 Notes: Prior to one month before the maturity date, make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 20 basis points. On or thereafter redeemable at 100%.

2025 Notes: Prior to two months month before the maturity date, make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 25 basis points. On or thereafter redeemable at 100%.

2028 Notes: Prior to three months before the maturity date, make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 25 basis points. On or thereafter redeemable at 100%.

2038 Notes: Prior to six months month before the maturity date, make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 30 basis points. On or thereafter redeemable at 100%.

2048 Notes: Prior to six months before the maturity date, make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 30 basis points. On or thereafter redeemable at 100%.

Special Mandatory Redemption:	The Notes, other than the 2048 Notes, are subject to the special mandatory redemption as described in the Preliminary Prospectus Supplement.

Joint Book-Running Managers:	BARCLAYS CAPITAL INC. GOLDMAN SACHS & CO. LLC MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED J.P. MORGAN SECURITIES LLC WELLS FARGO SECURITIES, LLC

Co-Managers:

BNY MELLON CAPITAL MARKETS, LLC

MIZUHO SECURITIES USA LLC

MUFG SECURITIES AMERICAS INC.

RBC CAPITAL MARKETS, LLC

SUNTRUST ROBINSON HUMPHREY, INC.

U.S. BANCORP INVESTMENTS, INC.

FIFTH THIRD SECURITIES, INC.

KEYBANC CAPITAL MARKETS INC.

PNC CAPITAL MARKETS LLC

SANTANDER INVESTMENT SECURITIES INC.

SMBC NIKKO SECURITIES AMERICA, INC.

DREXEL HAMILTON, LLC

GUGGENHEIM SECURITIES, LLC

ICBC STANDARD BANK PLC[1]

LOOP CAPITAL MARKETS LLC

MFR SECURITIES, INC.

SAMUEL A. RAMIREZ & COMPANY, INC.

TD SECURITIES (USA) LLC

THE WILLIAMS CAPITAL GROUP, L.P.

CUSIP Numbers:

2020 Floating Rate Notes: 126650 DB3

2021 Floating Rate Notes: 126650 DD9

2020 Notes: 126650 DA5
2021 Notes: 126650 DC1
2023 Notes: 126650 CV0

2025 Notes: 126650 CW8

2028 Notes: 126650 CX6

2038 Notes: 126650 CY4

2048 Notes: 126650 CZ1

Ratings*:	Baa1 (On Review for Downgrade) (Moody’s) / BBB (Stable Outlook) (S&P)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

[1]	ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the notes constituting part of its allotment solely outside the United States.

Changes to Preliminary Prospectus Supplement

Settlement

The following paragraph shall replace the paragraph under the heading “Underwriting—Settlement” in the Preliminary Prospectus Supplement:

It is expected that delivery of the notes will be made, against payment of the notes, on or about March 9, 2018, which will be the third business day in the United States following the date of pricing of the notes (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, purchases or sales of securities in the secondary market generally are required to settle within two business days (T+2), unless the parties to any such transaction expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade notes on the date of this prospectus supplement will be required, because the notes initially will settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of this prospectus supplement should consult their own legal advisors.

Other Relationships

The following paragraph shall replace the first paragraph under the heading “Underwriting—Other Relationships” in the Preliminary Prospectus Supplement:

From time to time, certain of the underwriters and/or their respective affiliates have directly and indirectly engaged, and may engage in the future, in investment and/or commercial banking transactions with us for which they have received, or may receive, customary compensation, fees and expense reimbursement. For example, in connection with the merger, Barclays Capital Inc. and Goldman Sachs & Co. LLC have acted as our financial advisors. In addition, affiliates of certain of the underwriters have also agreed to provide interim financing to us under certain circumstances (and subject to customary conditions) in the event this offering is not consummated, for which these underwriters and/or their respective affiliates will be paid customary fees, the commitments of which will be reduced to zero in connection with the closing of the offering. Barclays Bank PLC acts as administrative agent and as a joint lead arranger and a joint bookrunner, Goldman Sachs Bank USA and Bank of America, N.A. act as co-syndication agents and Goldman Sachs Bank USA and Merrill Lynch, Pierce, Fenner & Smith Incorporated act as joint lead arrangers and joint bookrunners for such interim financing. In addition, an affiliate of BNY Mellon Capital Markets, LLC is acting as trustee, registrar and paying agent for the notes and calculation agent for the floating rate notes. A member of our board of directors is an officer of Bank of America Corporation, an affiliate of one of the underwriters.

Capitalized terms used but not defined herein have the meanings given to them in the Preliminary Prospectus Supplement.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and accompanying prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and accompanying prospectus in that registration statement, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may obtain a copy of the preliminary prospectus supplement and accompanying prospectus from Barclays Capital Inc. by calling toll-free 1-888-603-5847, Goldman Sachs & Co. LLC by calling toll-free 1-866-471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling toll-free 1-800-294-1322 or J.P. Morgan Securities LLC by calling collect 1-212-834-4533.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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